DocNum1-PH/1291367.41-PH/1990217.1

1-PH/1990217.1

        As filed with the Securities and Exchange Commission on April 7, 2004

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVELL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0393339
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

404 Wyman Street
Waltham, MA 02451
(781) 464-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

JOSEPH A. LaSALA, JR.
Senior Vice President, General Counsel and Secretary
Novell, Inc.
404 Wyman Street
Waltham, MA 02451
(781) 464-8000

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |__|

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__| _____

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__| ____________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |__|

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.10 per share	8,000,000	$11.46	$91,680,000	$11,638.66

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average high and low prices for the common stock as reported by Nasdaq on March 31, 2004.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated April 7, 2004

PROSPECTUS

NOVELL, INC.

8,000,000 SHARES
COMMON STOCK

        The selling stockholder identified in this prospectus is offering for sale 8,000,000 shares of our common stock under this prospectus. We will receive no proceeds from the sale of these shares. The shares covered by this prospectus are issuable upon the conversion of 1,000 shares of our Series B Convertible Preferred Shares, which were acquired by the selling stockholder in a private placement on March 24, 2004, at a purchase price of $50,000 per share, pursuant to a Stock Purchase Agreement that was entered into on March 23, 2004.

        The selling stockholder may use this prospectus to sell shares at market prices prevailing at the time of sale, at fixed or varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions.

        The common stock is listed on the Nasdaq National Market under the symbol “NOVL.” On April 6, 2004, the last reported sale price of the common stock on Nasdaq was $12.05 per share.

        See “Risk Factors” beginning on page 2 for a discussion of some issues to consider before purchasing our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

        The date of this prospectus is April ___, 2004.

1-PH/1990217. 1i

        You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and is seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

1-PH/1990217.1 12 1-PH/1990217.1 1

THE COMPANY

        Novell, Inc. has been a thought leader in the field of computer networking since our development and release of NetWare® in 1983. Building on this foundation, we recently acquired two companies that are key players in the Linux market. As a result of our 20 years of experience as a leader in the field of computer networking, and the expertise in the companies that we recently acquired, we believe we employ some of the best engineers in the world. These engineers, in collaboration with our consulting professionals, create world-class information technology (“IT”) solutions. We are proud of our people, their skills, and the dedication they give the company. Leveraging this expertise, we expect to continue the evolution of our cross-platform strategy and become a leader in providing cross-platform solutions, web services, and identity management. During fiscal 2003, we announced our strategy to support Linux as well as NetWare, giving our customers a choice by providing Novell® products and services that run on both NetWare and Linux platforms. Our solutions leverage our network expertise and the Web to help to create a world without information boundaries.

        Networking is more than connecting computers together or routing and managing data. Networks are inherently a varied mix of business process, infrastructure, computer systems, applications, and other devices. Networking is about connecting people to each other and the information they need. We provide business solutions that work across multiple platforms and are designed to secure and empower the networked world, help organizations solve complex business challenges, simplify their systems and processes, and capture new opportunities. These include software applications that are developed using open Internet standards, our own eDirectoryTM network infrastructure products and consulting services. They support highly distributed network solutions and capitalize on the growth of the Internet. With both software and service offerings, we can determine how business solutions can be optimally used by our customers, and we can provide the framework and applications for managing, maintaining, and accessing the information and services of our customers’ networks. The outcome is a business solution that helps our customer deliver the right information, to the right individual, at the right time, and on the right device.

        On January 12, 2004, we acquired SUSE LINUX AG (“SUSE”), a privately-held company and a leading distributor of commercial Linux for enterprise servers. On August 4, 2003, we acquired Ximian, Inc. (“Ximian”), a privately-held company and leading provider of desktop and server solutions that enable enterprise Linux adoption. These acquisitions expand our ability to support and distribute a complete package of Linux solutions, provide us the ability to offer the most complete open source application stack available and bring leaders in the open source community and a strong core of Linux developers to Novell.

        With the acquisitions of SUSE and Ximian, we believe we will be the only vendor who can provide complete, industry-leading network services on Linux from the server to the desktop, giving organizations a safe, secure, reliable, mature and proven approach with worldwide enterprise-level support for investing in Linux.

        Our training, service and support, and consulting groups also support our business solutions by providing worldwide consulting, training, developer and distribution channel programs that support our product offerings.

        Novell was incorporated in Delaware on January 25, 1983. Our headquarters and principal executive offices are located at 404 Wyman Street, Suite 500, Waltham, MA 02451. Our telephone number at that address is (781) 464-8000. We conduct primary product development activities in Provo, Utah; Waltham, Massachusetts; Cambridge, Massachusetts; Ireland; Germany; and India. We also contract out some product development activities to third-party developers. Our website address, where we provide a link to our previous and current reports as soon as reasonably practicable after they are filed with the SEC, is http://www.novell.com/company/shareholder/.

        Our Annual Report, SEC filings, earnings announcements, and other financial information are available on our Investor Relations website at http://www.novell.com/ir. Mailed copies of financial materials can be obtained free of charge through our automated telephone access system at 800-317-3195 or by emailing Novell’s investor relations department at irmail@novell.com.

RISK FACTORS

        Our future results of operations involve a number of risks and uncertainties. A number of these risks and uncertainties are discussed below.

The Current Economic Climate and Outlook in the Technology and Information Technology Services Sector Is Very Weak, Causing Our Business to Suffer

        The weakened global economic climate, particularly in the technology sector, has had an adverse effect on our ability to sell products and services. Future economic projections for this sector are uncertain. A continuation of the weakened global economy could have further negative effects on our ability to sell products and services in the future.

We May Not Be Able to Successfully Compete in a Challenging Market for Computer Software and Consulting Services

        The market for networking applications and solutions as well as IT consulting is highly competitive and subject to rapid technological change. We expect competition to continue to increase both from existing competitors and new market entrants. We believe that competitive factors common to all of our operating segments include: our ability to sell both products and services as part of an overall solution; the breadth of our offerings; the pricing of our products and services; and the timing and market acceptance of new solutions developed by us and our competitors.

      Geographic Segments

        The market for networking applications and solutions as well as IT consulting is highly competitive and subject to rapid technological change. We expect competition to continue to increase both from existing competitors and new market entrants. We believe that competitive factors common to all of our operating segments include: our ability to sell both products and services as part of an overall solution; the breadth of our offerings; the pricing of our products and services; and the timing and market acceptance of new solutions developed by us and our competitors. In addition to the factors listed above, other key competitive factors include brand and product awareness; the performance, reliability and security of our products; the ability to preserve our legacy customer base; the completeness of our suite of product and solutions offerings; our ability to establish and maintain key strategic relationships with distributors, resellers and other partners; and the pricing strategies of our competitors. Our key competitors in our geographic segments include Microsoft, IBM, Sun, Altiris, Inc., Netegrity, Inc., and Computer Associates. Our competitors in the Linux market include BEA Systems, Inc., Red Hat, and Turbolinux, Inc. One pervasive factor facing all companies doing business in our industry is the presence — and dominance — of Microsoft. In a decision upheld by a federal appellate court, Microsoft was found to have violated Section 2 of the Sherman Act by unlawfully acting to maintain its monopoly over desktop operating systems. Recently, the European Union also found Microsoft to be in violation of its own competition laws. We remain concerned, however, that Microsoft may continue to engage in business practices that unfairly inhibit the growth of its competitors, including Novell, and that neither the settlement of the litigation between the Department of Justice and Microsoft nor remedies imposed by the EU will significantly affect Microsoft’s practices in the near term. This concern seems to be shared by the Department of Justice and the litigating states. For example, in the past, Microsoft has employed tactics that limit or block effective and efficient interoperability between Novell and Microsoft products. At the most recent status conference in U.S. v. Microsoft held on January 23, 2004, the Department of Justice expressed concern that the license Microsoft is offering for its communications protocols, as required by the court to facilitate interoperability, might not be having the desired effect of fostering competition. We are encouraged that the relief ordered by the EU, once it becomes effective and if it operates as envisioned, could have a positive impact on interoperability. We will ensure, to the best of our ability, that our products will interoperate with those of Microsoft as they enhance new operating systems and applications.

      Celerant Management Consulting Segment

        The key competitive factors faced by the Celerant segment are attracting and retaining the highest quality consultants; the depth of our skills and expertise; the breadth of consulting capabilities; and having expertise in key functional areas. The market for management consulting services is highly competitive due to the existence of various large consulting firms. Many of these companies have greater financial, technical and marketing resources and greater name recognition in the consulting area, which could inhibit our ability to grow our consulting business. Additionally, the worldwide marketplace for consulting services is highly fragmented. In different regions of the world, there may be multiple competitors, many with niche consultancies. Examples of possible competitors include A.T. Kearney, McKinsey & Co., Thomas Group Inc., IBM Services, Cap Gemini, and The Management Consulting Group PLC.

If We Are Not Successful in our Strategy of Taking a Competitive Position in the Linux Market, Our Revenue Will Not Grow at the Rate We Anticipate

        A significant aspect of our overall corporate strategy is to embrace the open source movement, specifically, the Linux operating system. It is our goal to stabilize the decline in our NetWare revenue by offering our customers a clear migration path to Linux should they decide to adopt an open source solution, and yet enable them to stay with NetWare until they are ready to make that decision. Over the past year, we have increasingly demonstrated our commitment to the open source development model, embraced open source technologies in our own offerings, invested significant energy and resources in key open source initiatives, and contributed to the open source movement. We plan to continue to do so in the future. We are strengthening our ability to sell and support Linux in addition to NetWare. Our ability to achieve success with our Linux and open source products and services is dependent on a number of factors including, but not limited to, the following: the growth of the Linux market; the acceptance of Linux solutions by clients; development of key Linux product solutions and upgrades; and the acceptance of those products by large industry partners and major accounts. If we are unable to grow the Linux products and services to become a major component of our business, our long-term growth will be negatively impacted.

The Success of Our Acquisitions of SUSE and Ximian Is Dependent on Our Ability to Integrate Personnel, Operations and Technology, and if We Are Not Successful, Our Revenue Will Not Grow at the Rate We Anticipate

        Achieving the benefits of the SUSE and Ximian acquisitions will depend in part on the successful integration of personnel, operations and technology. The integration of these companies has been and will be a complex, time consuming and expensive process and may require allocation of energy and resources away from other business initiatives. The challenges involved in this integration include the following:

•	obtaining synergies from the companies' organizations;
•	obtaining synergies from the companies' service and product offerings effectively and quickly;
•	coordinating sales efforts so that customers can do business easily with the combined companies;
•	integrating product offerings, technology, back office, human resources, accounting and financial systems;
•	bringing together marketing efforts so that the market receives useful information about the combined companies and their products;
•	assimilating our employees into a common business culture; and
•	retaining key officers and employees who possess the necessary skills and experience to quickly and effectively transition and integrate the businesses.

The integration process has been and will continue to be complicated. Failure to effectively and timely complete the integration could materially harm the business and operating results of the combined companies. In addition, goodwill related to the acquisitions could become impaired.

If We Are Not Successful in Developing a Strong Business with Our exteNd Products and Services, Our Revenue Will Not Grow at the Rate We Anticipate

        One key element of our strategy is to be a leading force in the development of solutions that make the process of developing open-standards, Web-based applications fast, simple, and cost effective. Our exteNd solution set leverages the power of standards such as Java and XML to unify relevant information and services while enabling customers to leverage prior technology investments and help them rapidly deliver Web-based applications that are scalable, reliable, and secure. The acquisition of SilverStream helped further our development of web services products and enhanced our business solutions product offerings. Our ability to achieve success with our exteNd products and services is dependent on a number of factors including, but not limited to, the following: the growth of the Web-based applications industry; the acceptance of the exteNd solution set by clients; development of key exteNd product solutions and upgrades; and the acceptance of those products by large industry partners and major accounts. If we are unable to grow the exteNd products and services, our long-term growth will be negatively impacted.

Our Existing Product Revenue May Deteriorate More Rapidly Than Any Increase in Sales of Our New Products

        We have several existing products, which we have been selling and upgrading for many years. Sales of these existing products are declining at a faster rate than we are able to increase sales of new products or technologies. Overall, revenue in the Americas segment declined by $73 million in fiscal 2003, primarily as a result of declining NetWare license and maintenance sales and IT consulting sales. If we are unsuccessful in increasing sales of new products or technologies, particularly in our identity management and web services product line, our long-term growth will be negatively impacted.

If We Do Not Generate New Customers, Our Ability to Grow Our Business Will Be Negatively Impacted

        A significant percentage of our revenue is generated from existing customers. In order to achieve our growth objectives, we must accelerate the rate at which we generate new business. We have initiated several new sales and marketing initiatives in order to accomplish this goal. If those initiatives are not successful, our ability to cultivate new customers may be adversely affected.

The Legal Actions Being Taken By The SCO Group Could Adversely Affect Our Revenues Because of a Reduction in Demand for Our SUSE Linux and Ximian Products

        SCO filed legal action in March 2003 against IBM alleging misappropriation of trade secrets, tortious interference, unfair competition and breach of contract relating to IBM’s sale of products based on the Linux operating system. Among other things, SCO maintains that Linux is an unauthorized derivative of UNIX and that portions of UNIX intellectual property that SCO alleges it owns have been included in the Linux operating system without authorization. SCO has warned that legal liability for the use of Linux may extend to commercial users, and SCO has threatened users with litigation and sought licensing fees from them. It is possible that SCO’s actions may reduce general demand for Linux and Linux related products and services. In this event, demand for our Linux products and services could decrease, thereby reducing revenue.

Our Financial and Operating Results May Vary, Negatively Affecting our Ability to Detect Trends

        We often experience a higher volume of revenue at the end of each quarter and during our fourth quarter. Because of this, fixed costs that are out of line with revenue levels may not be detected until late in any given quarter and results of operations could be adversely affected.

        Operating results have been, and may also be, affected by other factors including, but not limited to:

•	Timing of orders from customers and shipments to customers;
•	Product mix, including a shift from higher margin to lower margin products or services;
•	Impact of foreign currency exchange rates on the price of our products in international locations;
•	Inability to respond to the decline in revenue through the distribution channel;
•	Inability to derive benefits from the restructurings and our corporate strategy; and
•	Inability to deliver solutions as expected by our customers and systems integration partners.

We Have Experienced Delays in the Introduction and Acceptance of New Products Due to Various Factors

        As is common in the computer software industry, we have in the past experienced delays in the introduction of new products due to a number of factors, including the complexity of software products, the need for extensive testing of software to ensure compatibility of new releases with a wide variety of application software and hardware devices, and the need to “debug” products prior to extensive distribution. Significant delays in developing, completing, or shipping new or enhanced products would adversely affect us.

        Moreover, we may experience delays in market acceptance of new releases of our products as we engage in marketing and education of the user base regarding the advantages of and system requirements for new products and as customers evaluate the advantages and disadvantages of upgrading. We have encountered these issues on each major new release of our products, and expect that we will encounter such issues in the future. Our ability to achieve desired levels of revenue growth depends at least in part on the successful completion, introduction, and sale of new versions of our products. There can be no assurance that we will be able to respond effectively to technological changes or new product announcements by others, or that our research and development efforts will be successful. Should we experience material delays or revenue shortfalls with respect to new product releases, our revenue and net income could be adversely affected.

We May Not be Able To Attract and Retain Qualified Personnel Because of the Intense Competition for Qualified Personnel in the Computer and Consulting Industries

        Our ability to maintain our competitive technological position will depend, in large part, on our ability to attract and retain highly qualified development, consulting, and managerial personnel. Even in light of the current economic downturn, competition for personnel of the highest caliber is intense in the software and consulting industries. The loss of a significant group of key personnel would adversely affect our performance. The failure to successfully promote and hire suitable replacements in a timely manner could have a material adverse effect on our business.

If We Are Unable to Unify Our Diverse Cultures, the Benefits of Our Solutions Strategy May Not Be Fully Realized

        We have a talented, energetic and exciting group of employees. As a result of our recent acquisitions, a number of these employees come from diverse corporate cultural backgrounds. We are in the process of a culture initiative to bring our employees together towards a new common culture that revolves around our solutions offerings. If we are not successful in forging a new, vibrant culture with unified goals and a common vision that is solutions-based, employee energies may be diverted or diluted and we may not achieve the full benefits of our solutions strategy.

In The Event Significant Claims Are Brought Under Our Recently Announced Novell Linux Indemnification Program, We Could Incur Significant Expenses, Thereby Adversely Affecting Our Results Of Operations

        We recently announced our Novell Linux Indemnification Program. Under this program, indemnification is offered for copyright infringement claims made by third parties against registered Novell customers who obtain SUSE® Enterprise Linux Server 8 and who, after January 12, 2004, obtain upgrade protection and a qualifying technical support contract from us or a participating Novell or SUSE LINUX channel partner. Although indemnification programs for proprietary software are common in our industry, indemnification programs that cover open source software are not. Copyright infringement claims are not often brought against distributors of open source software, but because of the relatively unique nature of the Novell Linux Indemnification Program, the number and extent of claims that might be brought thereunder is uncertain. SCO has threatened to bring claims against end users of Linux for copyright violations arising out of the facts alleged in SCO’s lawsuit against IBM and in SCO’s public statements, and some of these claims could be indemnified under Novell’s Linux Indemnification Program. In the event that claims for indemnification are brought under the Novell Linux Indemnification Program, we could incur significant expense reimbursing customers for their legal costs and, in the event those claims are successful, for damages.

If Third Parties Claim that We Infringed Upon Their Intellectual Property, Our Ability to Use Some Technologies and Products Could Be Limited and We May Incur Significant Costs to Resolve These Claims

        Litigation regarding intellectual property rights is common in the Internet and software industries. We have in the past received letters or been the subject of claims suggesting that it is infringing upon the intellectual rights of others. For example, the lawsuit filed by SCO could prevent us from representing that we have any ownership interest in the UNIX and UnixWare copyrights, require us to withdraw all representations we have made regarding our ownership of the UNIX and UnixWare copyrights, and result in actual, special and punitive damages if we are unsuccessful in defending the claims. In addition, in May 2002, a suit was filed by France Telecom SA and U.S. Philips Corporation against Novell alleging infringement and seeking unspecified damages and an injunction. In addition, we have faced and expect to continue to face from time to time disputes over rights and obligations concerning intellectual property. While we have no knowledge of grounds for any such claims, the cost and time of defending ourselves can be significant. In addition, we indemnify customers against certain claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. If an infringement claim is successful, we and our customers may be required to obtain one or more licenses from third parties, and we may be obligated to pay or reimburse our customers for monetary damages. In such instances, we or our customers may not be able to obtain necessary licenses from third parties at a reasonable cost or at all, and may face delays in product shipment while developing or arranging for alternative technologies.

We May Not Be Able to Protect Our Confidential Information, Which May Adversely Affect Our Business

        We generally enter into contractual relationships with our employees that protect our confidential information. In the event that our trade secrets or other proprietary information is misappropriated, our business could be seriously harmed. In addition, we may not be able to timely detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. In the event we are unable to enforce these contractual obligations and our intellectual property rights, our business could be adversely affected.

We Face Increased Risks in Conducting a Global Business, Which May Damage Business Results

        We are a multi-national corporation with offices and subsidiaries around the world and, as such, we face risks in doing business abroad that we do not face domestically. Certain aspects inherent in transacting business internationally could negatively impact our operating results including:

•	Costs and difficulties in staffing and managing international operations;
•	Unexpected changes in regulatory requirements;
•	Tariffs and other trade barriers;
•	Difficulties in enforcing contractual and intellectual property rights;
•	Longer payment cycles;
•	Local political and economic conditions;
•	Potentially adverse tax consequences, including restrictions on repatriating earnings and the threat of "double taxation"; and
•	Fluctuations in currency exchange rates, which can affect demand and increase our costs.

Some of Our Short-Term, Long-Term, and Venture Capital Fund Investments Have Become Impaired and Additional Investments Could Become Impaired

        Our investment portfolio includes investments in public equity securities, small capitalization stocks in the high-technology industry sector, private companies, and funds managed by venture capitalists. Many of these investments might become other-than-temporarily impaired. During fiscal 2003, we recorded an impairment charge of $35 million related to some of the investments in our portfolio whose market value had experienced an other-than-temporary decline. As of January 31, 2004, we had net unrealized gains, net of taxes, on investments totaling approximately $1.1 million; however, there can be no assurances that these gains will be realized and that losses will not occur. If the funds in which we have invested suffer poor financial performance, or if the private companies in which we have invested are not successfully acquired or undertake initial public offerings, the value of our investments will decrease.

Our Existing Relationships With Other IT Services Organizations May Be Impaired and We Could Lose Business

        We maintain relationships with IT services organizations that recommend, design and implement solutions for their customers’ eBusiness that include our products. At the same time, our service offerings compete with those of these same organizations. Although many companies in high-technology industries co-exist in a similar state of competition, any of these organizations could decide at any time to not continue to do business with us or to not recommend our products. A change in the willingness of these IT service organizations to do business with us could adversely affect our business.

Our Business May Be Negatively Affected if We Do Not Continue to Adapt to Rapid Technological Change, Evolving Business Practices and Changing Client Requirements

        The software industry and Internet professional services market is characterized by rapidly changing technology, evolving business practices and changing client needs. Accordingly, our future success will depend in part on our ability to continue to adapt and meet these challenges. Among the most important challenges facing us are the needs to continue to:

•	Effectively identify and use leading technologies;
•	Develop strategic and technical expertise;
•	Influence and respond to emerging industry standards and other technology changes and to orient management teams to capitalize on these changes;
•	Recruit and retain qualified project personnel;
•	Enhance current services;
•	Develop new services that meet changing customer needs; and
•	Effectively advertise and market business solutions.

Our Consulting Services Contracts Contain Pricing Risks and, If Our Estimates Prove Inaccurate, We Could Lose Money

        Our IT and Celerant consulting businesses derive a portion of their revenue from fixed-price, fixed-time contracts. Because of the complex nature of the services provided, it is sometimes difficult to accurately estimate the cost, scope and duration of particular client engagements. If we do not accurately estimate the resources required for a project, do not accurately assess the scope of work associated with a project, do not manage the project properly, or do not satisfy our obligations in a manner consistent with the contract, then our costs to complete the project could increase substantially. We have occasionally had to commit unanticipated additional resources to complete projects, and may have to take similar action in the future. We may not be compensated for these additional costs or the commitment of these additional resources. Additionally, our Celerant management consulting business derives revenue from projects priced on a contingency basis. If results are not met, or if a dispute arises, we may not be able to realize a potentially large amount of revenue.

Our IT and Celerant Consulting Clients Can Cancel or Reduce the Scope of Their Engagements With Us on Short Notice

        If our clients cancel or reduce the scope of an engagement with our IT or Celerant consulting business, we may be unable to reassign our professionals to new engagements without delay. Personnel and related costs constitute a substantial portion of our operating expenses. Because these expenses are relatively fixed, and because we establish the levels of these expenses well in advance of any particular quarter, cancellations or reductions in the scope of client engagements could result in the under-utilization of our professional services employees, causing significant reductions in operating results for a particular quarter.

Our Stock Price Will Fluctuate

        Our future earnings and stock price could be subject to significant volatility, particularly on a quarterly basis. Due to analysts’ expectations of continued growth, any shortfall in anticipated earnings can be expected to have an immediate and significant adverse effect on the trading price of our common stock in any given period. Revenue fluctuations may also contribute to the volatility of the trading price of our common stock in any given period.

        In addition, the market prices for securities of software companies have been, and continue to be, very volatile. The market price of our common stock, in particular, has been subject to wide fluctuations in the past. As a result of the foregoing factors and other factors that may arise in the future, the market price of our common stock may be subject to significant fluctuations within a short period of time. These fluctuations may be due to factors specific to us, to changes in analysts’ earnings estimates, or to factors affecting the computer industry or the securities markets in general.

DISCLOSURES ABOUT MARKET RISK

        We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates, and market prices of equity securities. To mitigate some of these risks, we utilize currency forward contracts and currency options. We do not use derivative financial instruments for speculative or trading purposes, and no significant derivative financial instruments were outstanding at January 31, 2004.

Interest Rate Risk

        The primary objective of our short-term investment activities is to preserve principal while maximizing yields without significantly increasing risk. Our strategy is to invest in widely diversified short-term investments, consisting primarily of investment grade securities, substantially all of which either mature within the next twelve months or have characteristics of short-term investments. Increases in interest rates would result in decreases in the fair value of our available-for-sale securities.

Market Risk

        We hold available-for-sale equity securities in our short-term investment portfolio and invest in equity securities issued by privately-held companies that are included in our long-term portfolio of investments. Because of the nature of these investments, we are exposed to equity price risks. We typically do not attempt to reduce or eliminate our market exposure on these securities.

Foreign Currency Risk

        We use derivatives to hedge those net assets and liabilities that, when re-measured or settled according to accounting principles generally accepted in the U.S., impact our consolidated statement of operations. Currency forward contracts are utilized in these hedging programs. All forward contracts entered into by us are components of hedging programs and are entered into for the sole purpose of hedging an existing or anticipated currency exposure, not for speculation or trading purposes. Gains and losses on these currency forward contracts would generally be offset by corresponding gains and losses on the net foreign currency assets and liabilities that they hedge, resulting in negligible net gain or loss overall on the hedged exposures. When hedging balance sheet exposures, all gains and losses on forward contracts are recognized in other income (expense) in the same period as when the gains and losses on re-measurement of the foreign currency denominated assets and liabilities occur. All gains and losses related to foreign exchange contracts are included in cash flows from operating activities in the consolidated statements of cash flows. Our hedging programs reduce, but do not always entirely eliminate, the impact of foreign currency exchange rate movements.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts included in this prospectus or incorporated by reference, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, and objectives of management constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As contained herein or incorporated by reference herein, the words “expect,” “anticipate,” “believe,” “intend,” “will,” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These statements are based on information that is currently available to us, speak only as of the date hereof, and are subject to certain risks and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein or incorporated by reference herein to reflect any change in our expectations with regard thereto or to reflect any change in events, conditions, or circumstances on which any such forward-looking statement is based, in whole or in part. Our actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in the “Risk Factors.” Readers should carefully review the risk factors described in this document and in other documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2003 and our Quarterly Reports on Form 10-Q to be filed by us in our fiscal 2004.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling stockholder.

SELLING STOCKHOLDER

        The following table sets forth certain information regarding the beneficial ownership of the common stock as of April 7, 2004 by the selling stockholder. Some of this information is based on information provided by or on behalf of the selling stockholder and, with regard to the beneficial holdings of the selling stockholder, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholder. The selling stockholder and any of its transferees, pledgees, donees or successors-in-interest, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares. Unless otherwise indicated below, to our knowledge, the selling stockholder has sole voting and investment power with respect to the shares of common stock.

        We cannot advise you as to whether the selling stockholder will in fact sell any or all of the shares of common stock listed in the table below. Moreover, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which it provided the information set forth on the table below.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Class Before Offering	Shares That May Be Offered and Sold
International Business Machines Corporation	8,000,000	2.1%	8,000,000

PLAN OF DISTRIBUTION

        The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholder. As used in this prospectus, “selling stockholder” includes transferees, donees, pledgees or other successors-in-interest to a named selling stockholder. The selling stockholder may sell all or a portion of the shares beneficially owned by it and offered hereby from time to time:

•	directly; or
•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or from the purchasers of the shares for whom it may act as agent.

        The shares may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;
•	prevailing market prices at the time of sale;
•	varying prices determined at the time of sale; or
•	negotiated prices.

        The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, including the Nasdaq Stock Market;
•	in the over-the-counter market;
•	otherwise than on such exchanges or services or in the over-the-counter market; or
•	through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares in the course of hedging their positions. The selling stockholder may also sell the shares short and deliver shares of our common stock to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares. The selling stockholder may pledge or grant a security interest in some or all of the shares owned by it, and, upon a default in performance of the secured obligation, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus.

        To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholder. In addition, we cannot assure you that the selling stockholder will not transfer the shares by other means not described in this prospectus. In this regard, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, upon being notified by the selling stockholder that any material arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling stockholder and of the participating agent, underwriter or broker-dealer, specific shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        The outstanding shares of our common stock are listed for trading on the Nasdaq National Market under the symbol “NOVL.”

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholder and any broker and any broker-dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholder may be deemed to be underwriting commissions. If the selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Any selling stockholder who is deemed an underwriter within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        The selling stockholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

        We will bear all costs, expenses and fees in connection with the registration of shares to be sold by the selling stockholder. The selling stockholder will bear all commissions and discounts, if any, attributable to their respective sales of shares. We have agreed to indemnify the named selling stockholder who purchased shares under a purchase agreement, and the selling stockholder has agreed to indemnify us, against some liabilities, including liabilities arising under the Securities Act. In addition, the selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving the sales of shares against some liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

        The legality of the common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

        The consolidated financial statements of Novell, Inc. appearing in Novell’s Annual Report on Form 10-K for the year ended October 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 with respect to the shares offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the shares, please refer to the registration statement.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

(a)     our Annual Report on Form 10-K for the fiscal year ended October 31, 2003;

(b)     our Quarterly Report on Form 10-Q for the quarter ended January 31, 2004;

(c)     our Current Reports on Form 8-K dated November 4, 2003, February 3, 2004, March 22, 2004 and March 24, 2004; and

(d)     the description of our common stock, set forth in our registration statement on Form 8-A filed on April 3, 1985.

        You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

        Any statement contained in a document incorporated by reference in this prospectus, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference.

        Our Annual Report, SEC filings, earnings announcements, and other financial information are available on our Investor Relations website at http://www.novell.com/ir. Mailed copies of financial materials can be obtained free of charge through our automated telephone access system at 800-317-3195 or by emailing Novell’s investor relations department at irmail@novell.com.

II-3

1-PH/1990217.1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the expenses incurred in connection with the offering described in this Registration Statement. All of such amounts (except the SEC registration fee) are estimated.

SEC Registration Fee	$11,638.66
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	10,000.00
Miscellaneous	10,000.00
Total	$81,638.66

Item 15. Indemnification of Directors and Officers

        Novell, Inc. is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that each Delaware corporation may indemnify any person, including a director or officer, who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith is not to be presumed from settlement. No indemnification is allowed in respect to any proceeding charging improper personal benefit to an officer or director in which such person was adjudged to be liable on the basis that personal benefit was improperly received. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, is made by the board of directors by majority vote of a quorum consisting of directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay. A corporation may purchase indemnification insurance. Section 145 of the Delaware General Corporation Law, accordingly, authorizes a court to award, or a Delaware corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        Further, in accordance with the Delaware General Corporation Law, Article VIII of our Restated Certificate of Incorporation eliminates the liability of any of our directors to us and our stockholders for monetary damages for breaches of such director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law (regarding the directors' duty not to declare improper dividends); and (iv) for any transaction from which the director derived an improper personal benefit. Article VI of our Bylaws provides for indemnification of our directors, officers and authorized agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by this indemnification provision include any of our current or former directors, officers, employees and other agents, as well as persons who serve at our request as directors, officers, employees or agents of another enterprise.

         Finally, we have entered into contractual agreements with certain of our officers designated by the Board of Directors to indemnify such individuals to the full extent permitted by law. These agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in our Bylaws or by the Delaware General Corporation Law. We consider the maintenance of such arrangements to be vital in attracting and retaining the services of qualified officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

        The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
5	Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered
23.1	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto)
23.2	Consent of Ernst & Young LLP
24	Powers of Attorney (included as part of the signature page hereof)

        Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

1-PH/1990217.1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts, on April 6, 2004.

NOVELL, INC.

By: /s/ Jack L. Messman ____________________________ Jack L. Messman Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Jack L. Messman, Joseph S. Tibbetts, Jr. and Joseph A. LaSala, Jr., or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Jack L. Messman________________________ Jack L. Messman	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2004
/s/ Joseph S. Tibbetts, Jr.____________________ Joseph S. Tibbetts, Jr.	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	April 6, 2004
/s/ Albert Aiello___________________________ Albert Aiello	Director	April 6, 2004
/s/ Fred Corrado___________________________ Fred Corrado	Director	April 6, 2004
/s/ Richard L. Crandall_______________________ Richard L. Crandall	Director	April 6, 2004
/s/ Wayne Mackie__________________________ Wayne Mackie	Director	April 6, 2004
/s/ Claudine B. Malone_______________________ Claudine B. Malone	Director	April 6, 2004
/s/ Richard L. Nolan_________________________ Richard L. Nolan	Director	April 6, 2004
/s/ Thomas G. Plaskett_______________________ Thomas G. Plaskett	Director	April 6, 2004
John W. Poduska, Sr.	Director	April 6, 2004
/s/ James D. Robinson, III____________________ James D. Robinson, III	Director	April 6, 2004
/s/ Kathy Brittain White_____________________ Kathy Brittain White	Director	April 6, 2004

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered
23.1	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto)
23.2	Consent of Ernst & Young LLP
24	Powers of Attorney (included as part of the signature page hereof)

EXHIBIT 5

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921

April 7, 2004

Novell, Inc.404
Wyman StreetWaltham,
MA 02451

Re:      Novell, Inc.

          Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to Novell, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the subject Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the public offering of up to 8,000,000 shares of the Company’s Common Stock, par value $.10 per share (the “Shares”), which Shares are issuable upon the conversion of the outstanding shares of the Company’s Series B Convertible Preferred Stock, par value $.10 per share (the “Series B Shares”), and which Shares are to be sold by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”).

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company’s Certificate of Incorporation and Bylaws, as amended; (c) certain records of the Company’s corporate proceedings as reflected in its minute books; and (d) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized and, when issued following the conversion of the Series B Shares in accordance with the terms of the Company’s Certificate of Designation of Series B Convertible Preferred Stock, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Novell, Inc. for the registration of 8,000,000 shares of its common stock and to the incorporation by reference therein of our report dated November 18, 2003 (except for Note T, as to which the date is January 20, 2004), with respect to the consolidated financial statements and schedule of Novell, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 5, 2004